Exhibit 99

Provident New York Bancorp Announces First Quarter 2010 Earnings of $0.16 Per Diluted Share

MONTEBELLO, N.Y.--(BUSINESS WIRE)--January 20, 2010--Provident New York Bancorp (NASDAQ-Global Select Market: PBNY), the parent company of Provident Bank, today announced first-quarter results for the fiscal year ending Sept. 30, 2010. Net income for the quarter was $6.2 million, or $0.16 per diluted share, compared to net income of $5.1 million, or $0.13 per diluted share for the linked quarter ended September 30, 2009 and net income of $6.3 million or $0.16 per diluted share for the first quarter of fiscal 2009.

President’s Comments

George Strayton, President and CEO, stated, "I am pleased to report our financial performance for the first quarter of the new fiscal year reflects continued earnings generation, supported by solid performance in our core business, continued realization of securities gains, management of discretionary expenses and fairy stable credit quality indicators. Although commercial loan demand in our legacy markets is soft as compared to last year at the same time we are encouraged by the good results seen from our expansion into Westchester County. Clearly, tax incentives, low interest rates and declining home prices resulted in an increase in home mortgage originations since the last quarter. Although our gross loan balances are down $26 million as compared to September 30, 2009 balances, this reduction is primarily driven by our strategy of selling current production fixed rate, long-term conforming mortgages to the secondary market or securitizing them. We continue to attract commercial transaction accounts, the core of our franchise value, as we focus on developing total banking relationships with our customers."

Key items for the quarter

  Net charge-offs of $2.6 million and non-performing loans at $26.7 million are relatively unchanged from the quarter ending September 30, 2009.
  Average transaction account balances increased to $710.8 million or 12.6 percent compared to quarter ended September 30, 2009 averages.
  Expense control continues to be a key focus of the Company. Non-interest expenses increased 2.8 percent when compared to the previous linked quarter, even though increases were seen in the non-controllable areas of pension plan expense, medical insurance and FDIC assessments.
  Net interest margin, while down over the first quarter of fiscal 2009 is flat when compared to the linked quarter ended September 30, 2009, as the Company continues to reposition its investment portfolio and to deploy excess funds into shorter term investments.
  Securities gains continue to be monetized contributing $2.4 million in non interest income during the first fiscal quarter of 2010, compared to $331,000 and $1.6 million in the first and fourth quarters of fiscal 2009.
  The Company announced an additional authorization of 2,000,000 shares to its stock repurchase program. During the quarter the Company repurchased 602,200 shares at a cost of $5.1 million. The remaining shares authorized to be repurchased under the August 2007 and December 2009 plans are 2,147,890 shares.

Credit Quality

Net charge-offs for the quarter were $2.6 million compared to $2.5 million last quarter and $2.0 million during the first fiscal quarter of 2009. Charge-off’s continue to be concentrated in the community business loan portfolio, which accounted for net charge off’s of $1.6 million on average outstandings of $99.4 million.

Substandard loans at December 31, 2009 were $100.5 million compared to $89.9 million at September 30, 2009, while special mention loans were $48.1 million and $47.8 million, respectively. Non-performing loans, however, remained approximately flat at $26.7 million compared to $26.5 million at September 30, 2009, while non performing assets went from $28.9 million to $29.4 million for the same period.

We continue to actively review our loan portfolio and work with our borrowers. Based on our analysis we have added $2.5 million to our allowance for loan loss and after recording $2.6 million in net charge offs this quarter our allowance for loan losses remained at $30.0 million, or 112 percent of non performing loans. This compares to 114 percent at September 30, 2009.

The table below outlines non-performing assets at December 31, 2009, by category with the related weighted loan to value ratios and specific reserves against such loans:

				WLTV after
	Book		Specific	Specific
Loans with Specific Reserves	Value	WLTV*	Reserve	Reserve
ADC	$2,175,315	86%	$1,088,727	66%
Commercial mortgage	1,502,764	103	454,426	67
Residential mortgage	2,979,998	93	549,045	71

Loans with out Specific Reserves
ADC	8,340,644	69	-	69
Commercial mortgage	5,385,392	69	-	69
Residential Mortgage	4,818,729	69	-	69
Total Mortgage secured	25,202,842	75	2,092,198	69

Loans not Mortgage Secured
Loans with specific reserves	577,002		319,162
Loans without specific reserves	914,155		-
Total non-performing loans	26,693,999		2,411,360
General reserves			27,555,640
Troubled Debt Restructures	419,168
Total allowance for loan losses			$ 29,967,000
ORE balance	2,332,113
Total non-performing assets	$29,445,280

*Weighted average LTV is the gross loan value plus negative escrows (before specific reserves) divided by current appraised value of the collateral securing the loan.

Net Interest Income and Margin

First quarter fiscal 2010 compared with first quarter fiscal 2009

Net interest income was $22.9 million for the first quarter of fiscal 2010, a $2.2 million decrease from the same quarter of fiscal 2009. The net interest margin on a tax-equivalent basis was 3.70 percent for the first quarter of fiscal 2010, compared to 4.0 percent for same period a year ago. The year-over-year comparison reflects the impact of the cuts in the federal funds target rate totaling 175 basis points in the quarter ending December 31, 2008, as well as the repositioning of the investment portfolio. The tax-equivalent yield on investments decreased 142 basis points compared to the first fiscal quarter in 2009. As a result, the yield on interest-earning assets declined 80 basis points. For the same period, the cost of interest-bearing deposits decreased 84 basis points to 0.72 percent, and the cost of borrowings increased 70 basis points to 3.87 percent, reflecting the carry cost of term borrowings outstanding and repayment of short-term borrowings.

First quarter fiscal 2010 compared with linked quarter ended September 30, 2009

Net interest income for the quarter ended December 31, 2009, increased to $22.9 million from $22.5 million at quarter ended September 30, 2009. The tax-equivalent net interest margin decreased 1 basis point from 3.71 percent for the same period. During the quarter the Bank sold $136.8 million in securities and purchased $246.4 million. The overall yield of the investment portfolio and other earning assets declined 11 basis points during the first quarter, while interest bearing deposit costs declined 12 basis points.

Noninterest Income

First quarter fiscal 2010 compared with first quarter fiscal 2009

Noninterest income totaled $8.1 million for the fiscal first quarter, an increase of $2.3 million from $5.8 million in the first quarter of fiscal 2009. The increase was due to gains of $2.4 million resulting from the Company’s decision to realize a portion of the recent appreciation in its securities portfolio, monetizing other comprehensive income and reducing prepayment risk. Other factors contributing to the increase were gains on the sale of $15.5 million of loans with gains of $283,000. The Bank has been selling current production of conforming fixed rate residential mortgage loans in the secondary market to control interest rate risk. A fair value gain of $380,000 on interest rate caps that the Company purchased in the first quarter of fiscal 2010 was recorded. These increases were offset by a gain recorded on sales of premises in the first quarter of fiscal 2009.

First quarter fiscal 2010 compared with linked quarter ended September 30, 2009

Noninterest income increased on a linked-quarter basis, due to higher levels of securities gains realized and the aforementioned interest rate cap fair value adjustment, partially offset by a death payment received from Bank Owned Life Insurance in the fourth quarter of 2009.

Noninterest Expense

First quarter fiscal 2010 compared with first quarter fiscal 2009

The Company remained focused on controlling operating expenses, and as a result, non interest expense remained relatively unchanged increasing $659,000 when compared to the first quarter fiscal 2009. The increase is due primarily to increased medical and pension expense, FDIC insurance and occupancy expense. Occupancy expense increased due primarily to maintenance expense on buildings and equipment.

First quarter fiscal 2010 compared with linked quarter ended September 30, 2009

On a quarter-to-quarter basis, non-interest expense increased due to the expenses related to occupancy and employee benefits.

Income Taxes

The Company’s effective tax rate was 28.2 percent for the first quarter of fiscal 2010 and 30.7 percent for the first quarter of fiscal 2009. For the linked quarter ended September 30, 2009, the Company’s effective tax rate was 20.8 percent due to a BOLI payment received during that quarter.

Key Balance Sheet Changes at December 31, 2009 compared to September 30, 2009

  Period-end total deposits decreased $212.6 million from September 30, 2009, as municipal tax deposits of $201 million as of year end were utilized by the individual municipalities. Commercial and retail transaction accounts continued to grow. Savings accounts increased $11.6 million and certificates of deposits decreased $48.0 million. While loan demand is softer than a year ago due to the economic slowdown, commercial loan originations during the first quarter were $61.1 million, an increase of 2 percent over the first quarter of 2009. Residential originations were $19.4 million, an increase of 64 percent over 2009 levels. However, gross loan balances decreased by $26.2 million as fixed rate conforming residential loans sold into the secondary market totaled $15.5 million during the first quarter of fiscal 2010 and commercial loan repayments exceeded originations. Net loans totaled $1.65 billion, compared to $1.67 billion at September 30, 2009.
  Securities increased $20.3 million to $897.5 million, as the Company invested excess cash.
  Borrowings increased over September 30, 2009 levels as the Company began to utilize its overnight borrowing line with the FHLBNY, offsetting a portion of the municipal tax deposit withdrawals subsequent to September 30, 2009.

Capital and Liquidity

Provident Bank remained well-capitalized with excellent liquidity in the first quarter, as it continued to hold strong capital, with the Bank’s Tier 1 leverage ratio at 8.85 percent. The Company’s tangible capital as a percent of tangible assets increased to 9.25 percent as of December 31, 2009, while its tangible book value per share decreased to $6.51 from $6.60 at September 30, 2009 due to the effect of treasury repurchases and the change in other comprehensive income. Total capital decreased $7.1 million from September 30, 2009, to $420.3 million at December 31, 2009, due to a $3.8 million increase in the Company’s retained earnings and a $6.9 million decrease in accumulated other comprehensive income, including realizing securities gains in the fiscal year of $2.4 million. The Company repurchased 602,200 common shares, at a cost of $5.1 million during the quarter. On December 21, 2009 the Board of Directors approved a fifth stock repurchase program.

About Provident New York Bancorp

Headquartered in Montebello, New York, Provident New York Bancorp is the parent company of Provident Bank, an independent full-service community bank. Provident Bank operates 33 branches that serve the Hudson Valley region. The Bank offers a complete line of commercial, retail and investment management services. For more information, visit the Company’s web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial information contained in this release should be considered to be an estimate pending the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 with the Securities and Exchange Commission. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require adverse information received by management between the date of this release and the filing of the 10-Q to be reflected in the results of the fiscal quarter, even though the new information was received by management subsequent to the date of this release.

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	December 31,	September 30,
	2009	2009
Assets:
Cash and due from banks	$39,819	$160,408
Total securities	897,529	877,197
Loans held for sale	1,298	1,213
Loans:
One- to four-family residential mortgage loans	443,031	460,728
Commercial real estate, commercial business	777,760	789,396
Acquisition, development and construction loans	208,159	201,611
Consumer loans	248,082	251,522
Total loans, gross	1,677,032	1,703,257
Allowance for loan losses	(29,967)	(30,050)
Total loans, net	1,647,065	1,673,207
Federal Home Loan Bank stock, at cost	27,797	23,177
Premises and equipment, net	40,985	40,692
Goodwill	160,861	160,861
Other amortizable intangibles	4,996	5,489
Bank owned life insurance	49,448	49,611
Other assets	47,991	30,038
Total assets	$2,917,789	$3,021,893
Liabilities:
Deposits
Retail	$166,905	$169,122
Commercial	243,127	236,516
Municipal	7,794	86,596
Personal NOW deposits	137,113	127,595
Business NOW deposits	34,672	36,972
Municipal NOW deposits	91,399	188,074
Total transaction accounts	681,010	844,875
Savings	369,463	357,814
Money market deposits	372,159	384,632
Certificates of deposit	447,011	494,961
Total deposits	1,869,643	2,082,282
Borrowings	533,222	430,628
Borrowings Senior Note	51,495	51,494
Mortgage escrow funds and other	43,103	30,033
Total liabilities	2,497,463	2,594,437
Stockholders’ equity	420,326	427,456
Total liabilities and stockholders’ equity	$2,917,789	$3,021,893

Shares of common stock outstanding at period end	39,061,035	39,547,207
Book value per share	$10.76	$10.81

Provident New York Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited, in thousands, except share and per share data)

			Quarter
	Quarter Ended		Ended
	December 31,		September 30,
	2009	2008	2009
Interest and dividend income:
Loans and loan fees	$23,400	$25,827	$23,615
Securities taxable	4,752	7,893	4,666
Securities non-taxable	1,895	1,854	1,841
Other earning assets	371	297	360
	30,418	35,871	30,482
Interest expense:
Deposits	2,790	5,807	3,190
Borrowings	4,742	5,018	4,829
Total interest expense	7,532	10,825	8,019
Net interest income	22,886	25,046	22,463
Provision for loan losses	2,500	2,500	4,500
Net interest income after provision for loan losses	20,386	22,546	17,963

Non-interest income:
Deposit fees and service charges	2,993	3,138	3,137
Net gain on sales of securities	2,388	331	1,630
Title insurance fees	311	212	337
Bank owned life insurance	554	513	1,248
Gain on sale of premises and equipment	(44)	517	-
Gain on sale of loans	283	6	215
Investment management fees	779	608	747
Fair value gain interest rate caps	380	-	-
Other	449	446	490
Total non-interest income	8,093	5,771	7,804

Non-interest expense:
Compensation and benefits	10,264	9,711	9,894
Stock-based compensation plans	452	857	621
Occupancy and office operations	3,326	3,079	3,195
Advertising and promotion	742	826	629
Professional fees	834	706	720
Data and check processing	550	565	563
Amortization of intangible assets	493	584	513
FDIC insurance and regulatory assessments	784	431	752
ATM/debit card expense	554	518	563
Other	1,895	1,958	1,909
Total non-interest expense	19,894	19,235	19,359

Income before income tax expense	8,585	9,082	6,408
Income tax expense	2,419	2,791	1,332
Net income	$6,166	$6,291	$5,076

Per common share:
Basic earnings	$0.16	$0.16	$0.13
Diluted earnings	0.16	0.16	0.13
Dividends declared	0.06	0.06	0.06
Weighted average common shares:
Basic	38,575,909	38,583,580	38,405,947
Diluted	38,649,174	38,818,569	38,532,411

Selected Financial Condition Data:	Three Months Ended
(in thousands except share and per share data)	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
End of Period
Total assets	$2,917,789	$3,021,893	$2,824,356	$2,954,701	$2,921,551
Loans, gross (1)	1,677,032	1,703,257	1,714,429	1,735,507	1,746,605
Securities available for sale	851,028	832,583	689,286	739,595	795,017
Securities held to maturity	46,500	44,614	42,790	50,630	50,561
Bank owned life insurance	49,448	49,611	49,106	48,654	48,163
Goodwill	160,861	160,861	160,861	160,861	160,861
Other amortizable intangibles	4,996	5,489	6,002	6,533	7,090
Other non-earning assets	88,976	70,730	68,735	72,843	66,072
Deposits	1,869,643	2,082,282	1,872,983	2,008,766	1,898,142
Borrowings	584,717	482,122	488,228	490,139	566,519
Equity	420,326	427,456	420,775	421,406	416,998
Other comprehensive income / (loss) related to investment,
securities reflected in stockholders' equity	2,342	9,502	1,531	6,977	6,597
Average Balances
Total assets	$2,886,880	$2,837,511	$2,875,999	$2,961,719	$2,907,948
Loans, gross:
Real estate- residential mortgage	451,894	465,472	484,276	504,406	510,386
Real estate- commercial mortgage	538,646	548,195	547,846	551,011	553,483
Real estate- Acquisition, Development & Construction	202,864	191,826	190,875	185,911	176,135
Commercial and industrial	239,698	246,590	245,375	248,047	246,913
Consumer loans	252,354	252,667	254,475	254,216	249,738
Loans total (1)	1,685,456	1,704,750	1,722,847	1,743,591	1,736,655
Securities (taxable)	626,734	576,363	520,948	623,470	647,414
Securities (non-taxable)	201,706	192,733	196,385	197,786	189,316
Total earning assets	2,563,965	2,511,431	2,549,237	2,632,350	2,582,405
Non earning assets	322,915	326,080	326,762	329,369	325,543
Non-interest bearing checking	418,961	402,643	373,252	365,971	380,021
Interest bearing NOW accounts	291,844	228,761	227,039	241,190	231,807
Total transaction accounts	710,805	631,404	600,291	607,161	611,828
Savings (including mortgage escrow funds)	372,911	386,943	378,263	352,199	347,826
Money market deposits	397,710	394,718	394,628	405,221	304,346
Certificates of deposit	477,377	494,530	575,713	646,527	595,595
Total deposits and mortgage escrow	1,958,803	1,907,595	1,948,895	2,011,108	1,859,595
Total interest bearing deposits	1,539,842	1,504,952	1,575,643	1,645,137	1,479,574
Borrowings	485,759	488,443	488,846	511,340	628,988
Equity	424,338	423,361	421,529	417,652	401,104
Selected Operating Data:
Condensed Tax Equivalent Income Statement
Interest and dividend income	$30,418	$30,482	$31,651	$33,586	$35,871
Tax equivalent adjustment*	1,020	991	1,031	1,029	998
Interest expense	7,532	8,019	8,925	9,951	10,825
Net interest income (tax equivalent)	23,906	23,454	23,757	24,664	26,044
Provision for loan losses	2,500	4,500	3,500	7,100	2,500
Net interest income after provision for loan
losses	21,406	18,954	20,257	17,564	23,544
Non-interest income	8,093	7,804	15,255	11,123	5,771
Non-interest expense	19,894	19,359	21,517	20,076	19,235
Income before income tax expense	9,605	7,399	13,995	8,611	10,080
Income tax expense (tax equivalent)*	3,439	2,323	5,045	3,067	3,789
Net income	$6,166	$5,076	$8,950	$5,544	$6,291

(1) Does not reflect allowance for loan losses of $29,967, $30,050, $28,027, $26,437 and $23,645
* Tax exempt income assumed at a 35% federal rate

	Three Months Ended
	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
Performance Ratios (annualized)
Return on Average Assets	0.85%	0.71%	1.25%	0.76%	0.86%
Return on Average Equity	5.76%	4.76%	8.52%	5.38%	6.22%
Non-Interest Income to Average Assets	1.11%	1.09%	2.13%	1.52%	0.79%
Non-Interest Expense to Average Assets	2.73%	2.71%	3.00%	2.75%	2.62%
Operating Efficiency Adjusted (2)	65.40%	63.59%	71.73%	65.7%	60.2%
Analysis of Net Interest Income
Yield on Loans	5.61%	5.59%	5.64%	5.63%	5.98%
Yield on Investment Securities- Tax Equivalent	3.67%	3.87%	4.70%	5.17%	5.09%
Yield on Earning Assets- Tax Equivalent	4.86%	4.97%	5.14%	5.33%	5.66%
Cost of Interest Bearing Deposits	0.72%	0.84%	1.04%	1.30%	1.56%
Cost of Borrowings	3.87%	3.92%	3.96%	3.71%	3.17%
Cost of Interest Bearing Liabilities	1.48%	1.60%	1.73%	1.87%	2.04%
Net Interest Rate Spread- Tax Equivalent Basis	3.39%	3.38%	3.41%	3.46%	3.63%
Net Interest Margin- Tax Equivalent Basis	3.70%	3.71%	3.74%	3.80%	4.00%
Capital Information Data
Tier 1 Leverage Ratio- Bank Only	8.85%	8.64%	9.04%	8.49%	8.32%
Tier 1 Risk-Based Capital- Bank Only	243,968	246,339	240,392	235,902	229,395
Total Risk-Based Capital- Bank Only	268,489	270,807	264,076	259,686	253,040
Tangible Capital Consolidated (3)	254,469	261,106	253,912	254,012	249,047
Tangible Capital as a % of Tangible Assets Consolidated (3)	9.25%	9.14%	9.55%	9.11%	9.04%
Shares Outstanding	39,061,035	39,547,207	39,613,454	39,876,754	39,832,857
Shares Repurchased during qrtr(open market)	602,200	86,860	315,650	-	13,301
Basic weighted common shares outstanding	38,575,909	38,405,947	38,536,716	38,627,212	38,583,580
Diluted common shares outstanding	38,649,174	38,532,411	38,683,135	38,811,114	38,818,569
Basic Earnings per common share	$0.16	0.13	0.23	$0.14	$0.16
Diluted Earnings per common share	0.16	0.13	0.23	0.14	0.16
Dividends Paid per common share	0.06	0.06	0.06	0.06	0.06
Book Value per common share	10.76	10.81	10.62	10.57	10.47
Tangible Book Value per common share (3)	6.51	6.60	6.41	6.37	6.25
Asset Quality Measurements
Non-performing loans (NPLs): non-accrual	$21,432	21,909	20,600	$21,567	$13,486
Non-performing loans (NPLs): still accruing	5,262	4,560	3,180	4,861	4,561
Troubled Debt Restructures	419	674	1,199	0	0
Non-performing assets (NPAs)	29,445	28,855	26,566	28,202	19,821
Net Charge-offs	2,583	2,477	1,910	4,308	1,957
Net Charge-offs as % of average loans (annualized)	0.61%	0.58%	0.44%	0.99%	0.45%
NPLs as % of total loans	1.59%	1.55%	1.39%	1.52%	1.03%
NPAs as % of total assets	1.01%	0.95%	0.90%	0.95%	0.68%
Allowance for loan losses as % of NPLs	112%	114%	118%	100%	131%
Allowance for loan losses as % of total loans	1.79%	1.76%	1.63%	1.52%	1.35%

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both noninterest expense and noninterest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non interest expense) and security transactions and other non-recurring items (excluded from non interest income). We follow these practices.

(3) Provident Bank provides supplemental reporting of Non-GAAP tangible equity ratios as management believes this information is useful to investors. The following table shows the reconciliation of tangible equity and the tangible equity ratio:

	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08
Total Assets	$2,917,789	$3,021,893	$2,824,356	$2,954,701	$2,921,551
Goodwill and other amortizable intangibles	(165,857)	(166,350)	(166,863)	(167,394)	(167,951)
Tangible Assets	$2,751,932	$2,855,543	$2,657,493	$2,787,307	$2,753,600
Stockholders' equity	420,326	427,456	420,775	421,406	416,998
Goodwill and other amortizable intangibles	(165,857)	(166,350)	(166,863)	(167,394)	(167,951)
Tangible Stockholders' equity	$254,469	$261,106	$253,912	$254,012	$249,047
Outstanding Shares	39,061,035	39,547,207	39,613,454	39,876,754	39,832,857
Tangible capital as a % of tangible assets (consolidated)	9.25%	9.14%	9.55%	9.11%	9.04%
Tangible book value per share	$6.51	$6.60	$6.41	$6.37	$6.25

CONTACT:
Provident Bank:
Paul A. Maisch, EVP & Chief Financial Officer
Miranda Grimm, VP & Controller
845-369-8040